Exhibit 99.1

                                  [Letterhead]
                          Houlihan Lokey Howard & Zukin
                               FINANCIAL ADVISORS



March  24,  1999



To  The  Trustees  of  the
ClubCorp,  Inc.
Employee  Stock  Investment  Plan


On behalf of The Employee Stock Investment Plan of ClubCorp, Inc. (hereinafter sometimes referred to as "ClubCorp" or the "Company"), you have retained Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc. (hereinafter referred to as "Houlihan Lokey"), as financial advisor, to determine whether ClubCorp's stock price as outlined in a letter dated March 23, 1999, is a proper reflection of the fair market value of the Company's common stock as of March 24, 1999.

The term "fair market value," as used herein, is defined as the amount at which the capital stock would change hands between a willing buyer and willing seller, each having reasonable knowledge of all relevant facts, neither being under any compulsion to act, with equity to both. Furthermore, the fair market value of a share of stock may be viewed as a specific value within a reasonable range of values and, accordingly, any specific value within such a reasonable range may be viewed as reflecting the fair market value of a share of stock. It is Houlihan Lokey's understanding, upon which it is relying, that the ClubCorp, Inc. Employee Stock Investment Plan Committee and any other recipient of the Opinion will consult with and rely solely upon their own legal counsel with respect to this definition of fair market value. No representation is made herein, or directly or indirectly by the Opinion, as to any legal matter or as to the sufficiency of this definition for any purpose other than setting forth the scope of Houlihan Lokey's engagement hereunder.

Our investigation included discussions with management, a review of financial data bearing upon recent and proposed operations, and other factors that we considered necessary under the circumstances. These data have been accepted, without further verification, as correctly reflecting the results of the operations and financial condition of the Company, in accordance with generally accepted accounting principles.

Based on the above analysis, and subject to the foregoing and to the attached "LIMITING FACTORS AND OTHER ASSUMPTIONS," it is our opinion that, as of March 24, 1999, the value of ClubCorp's common stock of SIXTEEN DOLLARS AND SIXTY CENTS ($16.60) per share, calculated using the formula approved by its Board of Directors, appears to fall within a reasonable range of fair market value.

          /s/HOULIHAN,  LOKEY,  HOWARD  &  ZUKIN  FINANCIAL  ADVISORS,  INC.

Attachment

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LIMITING  FACTORS  AND  OTHER  ASSUMPTIONS
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In accordance with recognized professional ethics, the professional fee for this service is not contingent upon Houlihan Lokey Howard & Zukin Financial Advisors, Inc.'s ("Houlihan Lokey") conclusion of value, and neither Houlihan Lokey nor any of its employees has a present or intended financial interest in the Company.

The opinion of value expressed herein is valid only for the stated purpose and date of the letter.

The conclusions are based upon the assumption that present management would continue to maintain the character and integrity of the enterprise through any sale, reorganization, or diminution of the owners' participation.

This letter and the conclusions arrived at herein are for the exclusive use of the Company. Furthermore, the letter and conclusions are not intended by the author, and should not be construed by the reader, to be investment advice in any manner whatsoever. The conclusions reached herein represent the considered opinion of Houlihan Lokey based upon information furnished to it by the Company and other sources. The extent to which the conclusions and valuations arrived at herein should be relied upon, should be governed and weighted accordingly.

No opinion, counsel or interpretation is intended in matters that require legal or other appropriate professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources.